Exhibit 99.1
Brightpoint Announces Update on Share Repurchase Program
•	Previously Announced $50 million Share Repurchase Program increased to $80 million

•	Company Enters into Agreement to Repurchase up to 10 million shares for $62 million
INDIANAPOLIS, Jan. 11, 2010 — Brightpoint, Inc. (Nasdaq:CELL) today announced that the Company’s board of directors has approved the increase of its previously announced share repurchase plan by $30 million, allowing aggregate share repurchases of up to $80 million. Because the Company has already completed $18,000,000 of share repurchases already under the share repurchase program, it may utilize up to an additional $62,000,000 for share repurchases (“Amended Stock Repurchase Program”).
The Company has entered into an agreement with Partner Escrow Holding A/S, an affiliate of NC Telecom Holding A/S (f/k/a Dangaard Holding A/S) for the purchase of 9,187,164 shares at $6.20 per share. The closing is anticipated to occur on or about January 15, 2010. In addition, Brightpoint granted a put option on up to 812,836 shares exercisable by certain individuals within 2 days at $6.20 per share (“Option Shares”). If the entire amount of the Option Shares is exercised, the Company will have completed the entire $62,000,000 available for share repurchases under Amended Stock Repurchase Program.
The issued and outstanding common stock repurchased under the Amended Stock Repurchase Program shall be designated as Treasury Shares, and may be effected from time to time depending on market conditions through open market or privately negotiated transactions or otherwise in accordance with, and subject to, the provisions of Rule 10(b)-18. The Amended Stock Repurchase Program shall be completed on or before July 31, 2011.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2008, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, e-Business solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,700 employees in more than 25 countries. In 2008 Brightpoint generated revenue of $4.6 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.